Exhibit 99.3

REVOCABLE PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
GRAND PREMIER FINANCIAL, INC.

The undersigned hereby appoint(s) Frank J. Callero and James Esposito, or either of them, as proxies for the undersigned, with full power of substitution, to vote all of the shares of common stock of Grand Premier Financial, Inc. that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held at Grand National Bank, 3 Nelson C. White Parkway, Mundelein, Illinois 60060, at 9:00 a.m. (local time), on February 22, 2000, or at any adjournment or postponements thereof. The proxies are directed to vote as instructed on the matters set forth below and otherwise at their discretion. Receipt of a copy of the notice of meeting and prospectus and proxy statement is hereby acknowledged.

Position the Stockholder address label within this area.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no directions are given, this proxy will be voted "FOR" Proposal 1, below.

The Board of Directors of Grand Premier Financial, Inc. unanimously recommends a vote "FOR" Proposal 1.

1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 9, 1999, among Grand Premier Financial, Inc., Old Kent Financial Corporation, and OK Merger Corporation, as more fully described in the accompanying prospectus and proxy statement.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Please sign exactly as your name appears on your stock certificate and fill in the date. If your shares are held jointly, all joint owners must sign. If signing as an executor, administrator, trustee, guardian, custodian or corporate officer, please give your full title as such.

Signature of Stockholder Signature of Stockholder (if held jointly) Dated:

Please mark, sign and date this proxy and mail it in the enclosed return envelope.